EXHIBIT 4.1

DESCRIPTION OF REGISTERED SECURITIES

Common Stock

Hills Bancorporation (the “Registrant”) is a corporation organized under the laws of the State of Iowa and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Registrant’s common shares are registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934.

Set forth below is a description of the Registrant’s common shares. This description is qualified in its entirety by reference to the Registrant’s Amended Articles of Incorporation (the “Articles”), its Amended and Restated Bylaws (the “Bylaws”), and the relevant provisions of Iowa law.

Voting rights

Each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

Except as otherwise specifically provided by law, the Articles or the Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, and a majority of votes cast at any meeting at which a quorum is present shall be decisive of any motion or proposal.

Directors are elected by a plurality vote of the shares entitled to be voted in the election at a meeting at which a quorum is present, which means that the nominees for open seats receiving the largest number of votes “FOR” will be elected to the board. At each election for directors, each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected, and for whose election the shareholder has the right to vote. Cumulative voting is not permitted in the election of directors.

Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Preemptive rights

Under the Articles, no shareholder possesses any prior or preemptive right to purchase any unissued shares of the Registrant now or hereafter authorized

Liquidation rights

In the event of any liquidation, dissolution or winding up of the Registrant, the remaining assets of the Registrant, after the payment of all debts and necessary expenses, will be distributed among the holders of the Shares pro rata in accordance with their respective holdings.

Conversion, redemption and sinking fund rights; shares nonassessable

There are no conversion terms, sinking fund provisions or redemption rights associated with the Registrant’s Shares. Without any action or approval of shareholders, the Registrant may from time to time redeem or repurchase shares for such prices and upon such terms and conditions as the Directors may determine.

When the Registrant receives the consideration for which the board of directors authorized the issuance of shares, the shares issued for that consideration are fully paid and nonassessable. A shareholder is not liable to the Registrant or its creditors with respect to the shares except to pay the consideration for which the shares were authorized to be issued.

Payment of dividends

The holders of the Registrant's Shares, are entitled to the payment of dividends when, as and if the Board may in its discretion periodically declare, which dividends may be paid out of funds legally available for dividends and distributions under applicable laws and regulations.

Special meetings

Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the Registrant’s President or by its board of directors, and shall be called by the President at the request of the holders of not less than one-tenth of all the outstanding shares of the Registrant that would be entitled to vote at the meeting. Notwithstanding the forgoing, during any period that the Corporation has a class of equity securities registered pursuant to section 12 of the federal Securities Exchange Act of 1934, a special meeting may be called only by the Board of Directors, or by the holders of at least fifty percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting in accordance with the requirements of Section 702.5.b of the Iowa Business Corporation Act.

Shareholder vote required to approve business combinations with Interested Persons

In addition to any vote, concurrence, consent or approval by the board of directors or shareholders required under Iowa law or any other provision of the Articles or Bylaws, Articles VIII of the Articles requires the affirmative vote of the holders of at least 80% of the Registrants outstanding common shares to approve certain business combinations, asset sales, recapitalizations or liquidations involving another non-affiliated party that owns more than 5% of the Registrant’s outstanding common shares.

The foregoing shareholder vote requirement does not apply to any proposed transaction under the following circumstances:

•The transaction is solely between the Registrant and another corporation, 100% of the voting stock of which is owned either directly or indirectly by the Registrant;

•The board of directors has approved a memorandum of understanding with each counterparty to such transaction prior to the time that the counterparty became a beneficial owner of 5% or more of the Registrant’s outstanding common shares; or

•The transaction has been approved by the affirmative vote of at least 75% of the entire membership of the board of directors at any time prior to the transaction’s consummation, provided further that a majority of the board at the time of the vote consists of directors with no affiliation with the counterparty or interest in the proposed transaction.

The provisions contained in Article VIII of the Articles could have the effect of delaying, deferring or preventing a change in control of the Registrant.

Restrictions on Alienation

No restrictions on alienation of the Shares are imposed by the Registrant's Articles or Bylaws.

Amendments to Articles and Bylaws

Articles. Except with respect to certain de minimis amendments to the Articles permitted to be adopted solely by the board of directors under Iowa law, after adopting any proposed amendment to the Articles, the board of directors must submit such amendment to the shareholders for their approval. Approval of such amendment requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the amendment exists. However, no amendment to the Articles shall amend, modify or repeal any of the provisions of Article IV or VIII thereof unless such amendment receives the affirmative vote of the holders of at least 80% of the Registrant’s issued and outstanding shares.

Bylaws. The Registrant’s shareholders are permitted amend or repeal the Bylaws. In addition, under the Registrant’s Bylaws, the Registrant’s board of directors is also permitted amend or repeal the Bylaws; unless the shareholders in exercising their authority to amend, repeal, or adopt a Bylaw expressly provide that the board of directors shall not amend, repeal, or reinstate the particular Bylaw provision.

Removal of Directors

The shareholders may remove one or more directors with or without cause. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and after notice stating that the purpose, or one of the purposes, of the meeting is removal of the director. The affirmative vote of the holders of 80% of the issued and outstanding common shares is required to remove any one or more directors. A director shall not be removed pursuant to written consent unless written consents are obtained from the holders of all the outstanding common shares entitled to vote on the removal.